Taft/

Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500 / Indianapolis, IN 46204-2023 / Tel: 317.713.3500 / Fax: 317.713.3699 / www.taftlaw.com
Cincinnati / Cleveland / Columbus / Dayton / Indianapolis / Northern Kentucky / Phoenix

January 13, 2012

Saturna Investment Trust
c/o Saturna Capital
1300 North State Street
Bellingham, Washington 98225-4730

Re: Amendment to Form N-1A

Gentlemen:

In connection with the registration of an indefinite number of units ("Units") registered by Satuma Investment Trust (the "Trust") for its Funds, we have been asked to provide the opinion of our counsel required to be filed as an exhibit to the Trust's registration statement on Form N-1A (the "Registration Statement"). In rendering this opinion, we have examined such documents, records and questions of law as we deemed it necessary to examine for the purpose of this opinion. Based on that examination and investigation, it is our opinion that the Units will be, upon issuance, validly issued, fully paid and non-assessable.

We consent to the filing of this letter as an exhibit to Post Effective Amendment No. 37 to the Registration Statement.

Sincerely,

(s) TAFT STETTINIUS & HOLLISTER LLP
TAFT STETTINIUS & HOLLISTER LLP